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Exhibit 2.2

                               SHARE CANCELLATION

                                DUNCAN HILL, INC.
                             7090 WHIPPLE AVE., N.W.
                             NORTH CANTON, OH 44720



December 7, 2004

Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, CA  92130

Attention:  David Perez, Chief Operating Officer

Re:      Exchange of Shares

Gentlemen:

         This is to confirm that we hereby cancel 5,000,000 shares of Series A Preferred Stock of Surge Global Energy, Inc. and 1,100,000 shares of Series B Preferred Stock and the cumulative dividends thereon in exchange for 6,100 shares of Common Stock of Surge Global Energy, Inc. We understand that Surge Global Energy, Inc.'s Board of Directors ha approved this transaction and we wish to advise you that Duncan Hill, Inc.'s Board of Directors has also approved the exchange. Further, we understand an appropriate restrictive legend will be placed on the stock certificate. Kindly sign below indicating your acceptance of this exchange.

                                Very truly yours,

                                DUNCAN HILL, INC.



                                By: /s/ William L. Miller
                                    --------------------------------------------
                                    William L. Miller,
                                    Chief Executive Officer

Agreed to and accepted by:

SURGE GLOBAL ENERGY, INC.



By: /s/ Fred W. Kelly
    --------------------------------------------
    Fred W. Kelly
    Chief Executive Officer